Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 21, 2013 (except Note 25, as to which the date is September 16, 2013), in the Registration Statement (Form S-4 No. 333-          ) and related Prospectus of Armstrong Energy, Inc. for the registration of $200,000,000 11.75% Senior Secured Notes due 2019.

/s/ Ernst & Young LLP

St. Louis, Missouri

September 16, 2013